Exhibit 10.2 - Consulting Agreement dated August 1, 2005 between Golden Century Technologies
                         Corporation and Ms. Li Yang

CONSULTING AGREEMENT

               THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of the 1st day of August, 2005, by and between Li Yang of Suite 502, No. 18 Building, No. 98 Dong Chuan Road, Guangzhou, GuangDong 510000 (“Consultant”) and Golden Century Technologies Corporation, a Delaware corporation with its offices located in 1027 Pandora Avenue, Victoria, B.C. V8V 3P6 (the “Company”).

               WHEREAS, the Consultant is an individual with experience in general management services; and

               WHEREAS, the Company desires to retain Consultant to advise and assist the Company in its development on the terms and conditions set forth below.

               NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.	Engagement

The Company hereby retains Consultant, effective as of the date hereof (the “Effective Date”) and continuing until termination, as provided herein, to provide the Company with such regular and customary managerial and marketing advisory services as are reasonably requested by the Company, provided that Consultant shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Consultant shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of Consultant’s advice is not measurable in a quantitative manner and Consultant shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by Consultant. Consultant’s duties may include, but will not necessarily be limited to (collectively the “Services”):

	(vi)	advice regarding the formation of marketing network and their implementation;
	(vii)	advice regarding the importing & exporting of any programs and projects undertaken by any of the foregoing; and
	(viii)	advice regarding government policy of medical products.

The Services shall expressly exclude any tax, legal, regulatory, actuarial, accounting, or other specialist advice which require licenses or certification which Consultant may not have.

2.	Term

This Agreement shall have a term of twelve (12) months (the "Primary Term"), commencing with the Effective Date. At the conclusion of the Primary Term this Agreement may be extended for the same term (the “Extension Period”) if the parties agree in writing to do so.

3.	Time and Effort of Consultant

Consultant shall allocate time and Consultant’s Personnel as it deems necessary to provide the Services. The particular amount of time may vary from day to day or week to week. Except as otherwise agreed, Consultant’s monthly statement identifying, in general, tasks performed for the Company shall be conclusive evidence that the Services have been performed. Additionally, in the absence of willful misfeasance, bad faith, negligence or reckless disregard for the obligations or duties hereunder by Consultant, neither Consultant nor Consultant’s Personnel shall be liable to the Company or any of its shareholders for any act or omission in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act in any subsequent Business Opportunity (as defined herein) undertaken by the Company as a result of advice provided by Consultant or Consultant’s Personnel.

4.	Compensation

The Company agrees to pay Consultant a fee for the Services (“Consulting Fee”) in the amount of CAD$30,000 for the Primary Term and CAD$30,000 for the Extension Period should this Agreement be automatically extended

The Company agrees to pay Consultant a fee for the Services (“Consulting Fee”) in cash for the Primary Term and for the Extension Period the Company agrees to pay Consultant a fee for the Services by way of the delivery by the company of Six Hundred Thousand (600,000) shares of the Company’s common stock with a deemed value of $0.05 per share as a fee. The shares will be unregistered and will bear a restrictive Rule 144 legend. All shares transferred are considered fully earned and non-assessable as of the date hereof.

5.	Registration of Shares

Company agrees that any shares issued to satisfy a Transaction Fee may be registered by the Company with the Securities and Exchange Commission under any subsequent applicable registration statement filed by the Company at the Company’s discretion. Such issuance or reservation of shares shall be in reliance on representations and warranties of Consultant set forth herein.

6.	Costs and Expenses

All third party and out-of-pocket expenses incurred by Consultant in the performance of the Services or for the settlement of debts shall be paid by the Company, or Consultant shall be reimbursed if paid by Consultant on behalf of the Company, within ten (10) days of receipt of written notice by Consultant, provided that the Company must approve in advance all such expenses in excess of $500 per month.

7.	Place of Services

The Services provided by Consultant or Consultant’s Personnel hereunder will be performed at Consultant's offices except as otherwise mutually agreed by Consultant and the Company.

8.	Independent Contractor

Consultant and Consultant's Personnel will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes, if any, on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes due relative to Consultant's Personnel, and any and all business license fees as may be required. This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Consultant’s Personnel and the Company. Neither Consultant nor Consultant’s Personnel are authorized to enter into any agreements on behalf of the Company. The Company expressly retains the right to approve, in its sole discretion, each Asset Opportunity or Business Opportunity introduced by Consultant, and to make all final decisions with respect to effecting a transaction on any Business Opportunity.

9.	No Agency Express or Implied

This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Company and Consultant, or employee and employer as between Consultant's Personnel and the Company.

10.	Termination

The Company and Consultant may terminate this Agreement prior to the expiration of the Term upon thirty (30) days written notice with mutual written consent. Failing to have mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty (30) days written notice under the following conditions:

	(A)	By the Company.

(i)

If during the Primary Term of this Agreement or any Extension Period, Consultant is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity of Consultant’s Personnel; or,

		(ii)	If Consultant willfully breaches or neglects the duties required to be performed hereunder; or,

		(iii)	At Company’s option without cause upon 30 days written notice to Consultant; or

	(B)	By Consultant.

		(i)	If the Company breaches this Agreement or fails to make any payments or provide information required hereunder; or,

(ii)

If the Company ceases business or, sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially all of its assets to another corporation, entity or individual outside of the scope of this Agreement; or,

(iii)

If the Company subsequent to the execution hereof has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of, including but not limited to the obligation to pay the Initial Fee, the Transaction fee, or the Consulting Fee; or,

(iv)

If the Company subsequent to the execution hereof institutes, makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

		(v)	If any of the disclosures made herein or subsequent hereto by the Company to Consultant are determined to be materially false or misleading.

In the event Consultant elects to terminate without cause or this Agreement is terminated prior to the expiration of the Primary Term or any Extension Period by mutual written agreement, or by the Company for the reasons set forth in A(i) and (ii) above, the Company shall only be responsible to pay Consultant for unreimbursed expenses, Consulting Fee and Transaction Fee accrued up to and including the effective date of termination. If this Agreement is terminated by the Company for any other reason, or by Consultant for reasons set forth in B(i) through (v) above, Consultant shall be entitled to any outstanding unpaid portion of reimbursable expenses, Transaction Fee, if any, and for the remainder of the unexpired portion of the applicable term of the Agreement.

11.	Indemnification

Subject to the provisions herein, the Company and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement.

12.	Remedies

Consultant and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.

13.	Miscellaneous

(A)

Subsequent Events. Consultant and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

	(B)	Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

(C)

Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(D)

Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

	(E)	Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

(F)

Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States or Canada mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed:

(i)	In the case of the Company:	Golden Century Technologies Corporation
1027 Pandora Avenue
Victoria, BC V8V 3P6
Telephone: (250) 413-3268

(ii)	In the case of Consultant:	Li Yang
Suite 502, No. 18 Building
No. 92 Dong Chuan Road
Guangzhou, Guang Dong 510000
Telephone:

or to such other person or address designated in writing by the Company or Consultant to receive notice.

(G)	Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(H)

Governing Law. This Agreement was negotiated and is being contracted for in British Columbia, and shall be governed by the laws of the Province of British Columbia, and Canada, notwith- standing any conflict-of-law provision to the contrary.

(I)	Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(J)

Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, cove- nants, or conditions, express or implied, other than as set forth herein, have been made by any party.

(K)	Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

(L)

Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(M)	Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

The “Company”	The “Consultant”
Golden Century Technologies Corporation
A Delaware Corporation

/s/ Hong Yang	/s/ Li Yang
Hong Yang, President	Li Yang